Exhibit 10.17
AMENDED & RESTATED ARRAY TECHNOLOGIES, INC.
EXECUTIVE SEVERANCE & CHANGE IN CONTROL PLAN
Introduction
The purpose of the Plan is to provide separation pay and other benefits to executive officers of Array Technologies, Inc. (the “Company”) and its Affiliates upon a Qualifying Termination. The Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), has adopted the Plan, effective on the Effective Date and has amended and restated the Plan, effective on the Restatement Date.
Unless otherwise provided herein, including as related to the time of payment of benefits hereunder as provided in Section 4.3 of the Plan, the Plan supersedes any and all severance plans, policies and/or practices of the Company and its Affiliates in effect for Eligible Employees that provide for severance payments under the circumstances described herein including offer letters or employment agreements that provide for the payment and provision of severance compensation and benefits to the Eligible Employee. The Severance Benefits payable under the Plan, as amended and restated, shall apply to Qualifying Terminations on and after the Restatement Date. In no event shall a Participant receive severance compensation and benefits under the Plan and under any other severance plan, policy or practice of the Company or any Affiliate or under any employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates. The Severance Benefits are intended to be supplemental unemployment benefits and are not intended to be deferred compensation.
The Company, as the Plan sponsor, has the sole discretion to determine whether an employee may be considered eligible for Severance Benefits under the Plan, subject to applicable law. The Plan is unfunded, has no trustee, and is administered by the Compensation Committee.
All capitalized terms in this Introduction and not otherwise defined shall have the meaning ascribed to them in Article 2 below.
Article I. Establishment, Term and Purpose
1.1.    Establishment of the Plan. The Company has established the Plan, effective as of the Effective Date. The Plan is intended to be an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) maintained for the purpose of providing benefits for a select group of management or highly compensated employees and it shall be administered and construed accordingly.
1.2.    Term of the Plan. The Plan, as set forth herein, is effective as of the Restatement Date and will continue until terminated or amended by action of the Board or the Compensation Committee in accordance with Section 12.7.
1.3.    Purpose of the Plan. The purpose of the Plan is to provide Severance Benefits to Eligible Employees in the event of a Qualifying Termination.
Article II. Definitions
When used in the Plan, the following terms shall have the meanings set forth below.
2.1.    “Accrued Compensation” means (i) an Eligible Employee’s Base Salary earned or accrued but unpaid through the Eligible Employee’s Separation Date, (ii) reimbursement for reasonable business expenses incurred in the ordinary course of the Eligible Employee’s duties and unreimbursed prior to the Eligible Employee’s Separation Date and payable in accordance with Company policies as in effect from time to time; provided, however, that claims for such reimbursement are submitted to the Company or an Affiliate within 30 days following the Eligible Employee’s Separation Date and (iii) payment for all vested benefits pursuant to the terms of any applicable benefit plans and programs as in effect, and as amended from time to time, as of the Separation Date.
2.2.    “Administrator” means the Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine, (ii) to one or more officers of the Company the power to exercise some or all of its authority in administering the Plan in accordance with the terms of the Plan and (iii) to such employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.
2.3.    “Affiliates” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Sections 414(b) and 414(c) of the Code.
2.4.    “Base Salary” means an Eligible Employee’s annual base salary at the rate in effect on the Separation Date (or in the event that an Eligible Employee terminates his or her employment for Good Reason as a result of a material reduction in Base Salary, the annual base salary at the rate in effect immediately prior to such reduction).
2.5.    “Beneficiary” means the Participant’s estate.
2.6.    “Cause” means: (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of their customers, vendors or suppliers, (ii) reporting to work under the influence of alcohol or under the influence or in the possession of illegal drugs, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board or any other person to whom the Eligible Employee reports after notice of such failure and, if curable, an opportunity to permanently cure such failure within 30 days of such notice, (iv) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Affiliates, (v) a willful and material failure to observe policies or standards of the Company regarding employment practices (including nondiscrimination and sexual harassment policies) as prescribed thereby from time to time after notice of such failure and, if curable, an opportunity to permanently cure such failure within 30 days of such notice or (vi) any breach by the Eligible Employee of any non-competition, non-solicitation, no-hire or confidentiality covenant between the Eligible Employee and the Company or any of its Affiliates or any material breach by the Eligible Employee of any provision of the Plan, or any agreement to which the Eligible Employee and the Company or any of its Affiliates are parties after notice of such failure and, if curable, an opportunity to permanently cure such failure within 30 days of such notice.
2.7.    “Change in Control” means the first to occur of any of the following events:
(a)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of common stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business

Combination (as defined below) that does not constitute a Change in Control as defined herein;
(b)    a merger, reorganization, or consolidation of the Company in which equity securities of the Company are issued (each, a “Business Combination”), other than a merger, reorganization or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent corporation (within the meaning of Section 424(e) of the Code)) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, the parent corporation of the Company or such surviving entity) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in subsection (a) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in subsection (a) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;
(c)    during the period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsection (a) or (b) above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(d)    a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A would become payable under the Plan, or the time or form of payment under the Plan would be affected, by reason of a Change in Control or a termination of employment following a Change in Control, to the extent necessary to avoid adverse tax consequences under Section 409A, a Change in Control shall not be deemed to have occurred unless the event or circumstances constituting the Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of Section 409A(a)(2)(A)(v) of the Code and the Treasury regulations thereunder.

2.8.    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as from time to time amended and in effect.
2.9.    “Code” means the United States Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.
2.10.    “Confidential Information” means information about the business and affairs of the Company, its Affiliates and their respective clients, customers or business relations, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes and records (including, without limitation, computer records) containing such information.
2.11.    “Disability” means a physical or mental incapacity or disability of an Eligible Employee that renders the Eligible Employee unable to substantially perform his or her duties and responsibilities to the Company and its Affiliates (with or without any reasonable accommodation) (i) for 120 days in any 12-month period or (ii) for a period of 90 consecutive days in any 12-month period. If any question arises as to whether an Eligible Employee has a Disability, then at the request of the Administrator the Eligible Employee shall submit to a medical examination by a qualified third-party health care provider selected by the Administrator to determine whether the Eligible Employee has a Disability and such determination shall be conclusive of the issue for the purposes of the Plan. If such question shall arise and the Eligible Employee shall fail to submit to such medical examination, the Administrator’s determination of the issue shall be conclusive of the issue for the purposes of the Plan.
2.12.    “Effective Date” means March 8, 2022.
2.13.    “Eligible Employee” means each executive officer of the Company who meets the eligibility requirements of Article 3.
2.14.    “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended and in effect.
2.15.    “Exchange Act” means the Securities Exchange Act of 1934, as from time to time amended and in effect.
2.16.    “Good Reason” means: (i) a material reduction in the Eligible Employee’s Base Salary without the Eligible Employee’s consent, (ii) a relocation of the Eligible Employee’s principal place of employment, without his or her consent, to a location more than fifty (50) miles from his or her then-current principal place of employment, or (iii) an adverse change in the Eligible Employee’s position or title without his or her consent; provided, that, in any case, (x) written notice of the Eligible Employee’s resignation for Good Reason must be delivered to the Company within 30 days after the occurrence of any such event in order for his or her resignation for Good Reason to be effective hereunder, (y) the Company shall have 30 days after receipt of such notice during which the Company may remedy the occurrence giving rise to the claim for Good Reason termination (if such occurrence is capable of being remedied), and, if the Company cures such occurrence within such 30-day period, there shall be no Good Reason, and (z) the Eligible Employee must actually resign within 90 days following the event constituting Good Reason.
2.17.    “Participant” means an Eligible Employee who has satisfied and continues to satisfy the conditions for participation set forth in Article 3 and thereby becomes and continues to be eligible to receive and retain Severance Benefits under the Plan.
2.18.    “Plan” means this Executive Severance & Change in Control Plan, as amended from time to time (to the extent permitted herein).

2.19.    “Qualifying Termination” means the termination of an Eligible Employee’s employment (i) by the Company or an Affiliate for any reason other than death, Disability or Cause, or (ii) by the Eligible Employee for Good Reason. An Eligible Employee shall not be treated as having a Qualifying Termination if his or her employment with the Company or an Affiliate terminates solely by reason of a sale, spin-off, transfer of business, or other disposition provided that he or she continues employment, or is otherwise offered continued employment, with his or her employer or a successor thereto immediately after such sale, spin-off, or other disposition occurs, under terms that are materially comparable in the aggregate to the terms in effect immediately before such sale, spin-off, or other disposition.
2.20.    “Restatement Date” means April 5, 2024.
2.21.    “Section 409A” means Section 409A of the Code and the Treasury regulations thereunder.
2.22.    “Separation Agreement” means a separation agreement or general release in a form acceptable to the Company.
2.23.    “Separation Date” means the Eligible Employee’s last active day of employment with the Company and its Affiliates (or any successor thereto), as specified by the Company in the Separation Agreement.
2.24.    “Severance Benefits” means the payment and provision of severance compensation and benefits as provided in Section 4.1 and 4.2 herein.
2.25.    “Severance Period” means the number of months equal to 12 times the percentage of Base Salary that the Participant is eligible to receive under Section 4.1(a) or 4.2(a), as applicable.
Article III. Participation and Eligibility
3.1.    Participant. Each Eligible Employee who (i) experiences a Qualifying Termination, (ii) complies with the conditions set forth in Article 6, (iii) satisfies the conditions of Section 3.2 regarding the execution and non-revocation of the Separation Agreement, and (iv) complies in all respects with the terms and conditions set forth in the Separation Agreement, shall be a Participant and shall be entitled to receive and retain the Severance Benefits described in the Plan.
3.2.    Separation Agreement. As a condition of receiving benefits hereunder, an Eligible Employee who otherwise meets the requirements for participation under Section 3.1 shall be required to enter into an effective and irrevocable Separation Agreement with the Company or the employing Affiliate, which agreement shall include a release of all claims against the Company, its Affiliates, and its and their subsidiaries, employees, officers, directors, agents, employee benefit plans and representatives. The Separation Agreement must be executed within the time period requested by the Company or Affiliate and must become effective and irrevocable not later than the eighth day following the date of execution. Provided that the Eligible Employee complies in all respects with the terms and conditions of the Separation Agreement and the Plan, the Eligible Employee shall become and remain a Participant and the Company or an Affiliate shall provide the Participant with the payments and benefits set forth in Section 4.1 or 4.2, as applicable. An Eligible Employee’s continued compliance with the conditions contained in the Plan and with the terms and conditions set forth in the Separation Agreement shall be an express condition to the Eligible Employee’s status as a Participant and to his or her right to receive and retain the payments and benefits provided in Section 4.1 or 4.2, as applicable.

Article IV. Severance and Change of Control Benefits
4.1.    Severance Benefits. An Eligible Employee who becomes a Participant due to a Qualifying Termination that does not occur upon or within 24 months after the consummation of a Change in Control shall be entitled to receive from the Company or an Affiliate, in addition to the Accrued Compensation, the following Severance Benefits:
(a)    cash severance:
(i)    for the Chief Executive Officer, an amount equal to 150% of the sum of the Participant’s Base Salary plus target annual cash bonus; and
(ii)    for all other Eligible Employees, an amount equal to 100% of the sum of the Participant’s Base Salary;
(b)    provided that the Participant timely elects to continue his or her coverage and that of any eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law, payment of the Company’s monthly portion of the premium for such coverage for the Severance Period (or, if earlier, until the date the Participant becomes eligible for coverage under a subsequent employer health plan, whether the Participant enrolls in such coverage or not); provided, however, that if the payments or benefits to be provided pursuant to this Section 4.1(b) would subject the Company (or an Affiliate) or the Participant to adverse penalties or excise taxes, the Company (or an Affiliate) shall arrange to provide the Participant (or his or her qualified beneficiaries) with an alternative payment or benefit that avoids the penalty or excise tax;
(c)    (i) all time-based restricted stock units that are outstanding and unvested on the Separation Date (after giving effect to any accelerated vesting provided under the terms of the award agreements evidencing such awards) shall continue to vest in accordance with their terms as if the Participant had continued to remain employed by the Company (or an Affiliate) through each applicable subsequent vesting date and (ii) all performance-based restricted stock units (“PSUs”) that are outstanding on the Separation Date for which the performance period has not been completed will remain outstanding and eligible to vest based on actual achievement of the performance metrics through the applicable performance period, each as set forth in the award agreement evidencing such award of PSUs, pro-rated to reflect the portion of the performance period during which the Participant was employed by the Company (or an Affiliate); and
(d)    except as expressly noted, participation in all Company employee benefit plans will end as of the Separation Date.
4.2. Change in Control Severance Benefits. An Eligible Employee who becomes a Participant due to a Qualifying Termination that occurs upon or within 24 months after the consummation of a Change in Control shall be entitled to receive from the Company or an Affiliate, in addition to the Accrued Compensation, the following Severance Benefits:
(a)    cash severance: for all Eligible Employees, an amount equal to 200% of the sum of the Participant’s Base Salary plus target annual cash bonus;
(b)    provided that the Participant timely elects to continue his or her coverage and that of any eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law, payment of the Company’s monthly portion of the premium for such coverage for the Severance Period (or, if earlier, until the date the Participant becomes eligible for coverage under a subsequent employer health plan, whether the Participant enrolls in such coverage or not); provided, however, that if the payments or benefits to be provided pursuant to this Section 4.1(c) would subject the Company (or an Affiliate) or the Participant to adverse penalties or excise taxes, the Company (or an Affiliate) shall arrange to provide the Participant (or his or her qualified beneficiaries) with an alternative payment or benefit that avoids the penalty or excise tax;
(c)    except to the extent that the terms of the award agreements evidencing awards granted prior to the Restatement Date provide for a different treatment, (i) all time-based restricted stock units that are outstanding and unvested on the Separation Date shall immediately become fully vested on the Separation Date and (ii) all Earned PSUs (as such term is defined in the award agreement evidencing such PSUs, and as determined by the Human Capital Committee of the Board based on actual performance immediately prior to any such Change in Control) that are outstanding on the Separation Date will automatically vest in full on the Separation Date; and
(d)    except as expressly noted, participation in all Company employee benefit plans will end as of the Separation Date.
4.3.    Timing of Payments. Except as otherwise provided in Article 9 or elsewhere herein, and provided that the Participant has complied with the terms and conditions of the Separation Agreement and the Plan, any payments due to the Participant shall be paid as follows:
(a)    Payments due under Sections 4.1(a), 4.1(b), 4.2(a) and 4.2(b), shall be payable as a salary continuation in accordance with the Company’s normal payroll practices, with each payment being due and payable on each scheduled payroll date, beginning within 60 days following the Separation Date, as soon as administratively practicable following the date on which the Separation Agreement becomes effective, with the first payment to include any payments that would have been paid during such period had payment started on the first scheduled payroll date after the Separation Date; provided, that to the extent a Participant is party to an agreement with the Company or an Affiliate on the Effective Date pursuant to which the Participant is entitled to a lump sum severance payment, that portion of the payments due under Sections 4.1(a) and 4.2(a) that is equal to the amount of such lump sum severance payment as of the Effective Date shall be paid in a lump sum no later than 60 days from the Separation Date, with the remainder of the payments made as salary continuation as provided for herein. Notwithstanding the foregoing, if the Separation Date occurs in one taxable year and the date that is 60 days following the Separation Date occurs in a second taxable year, to the extent required by Section 409A, such payments shall not be made prior to the first day of the second taxable year.
(b)    In the case of any restricted stock units that vest pursuant to Section 4.1 or 4.2, as applicable, notwithstanding any contrary provision in the equity compensation plan under which such award was granted or in the award agreement evidencing such award, such shares shall be delivered as soon as administratively practicable after the Separation Agreement becomes effective, but in no event later than (i) 60 days following the Separation Date for any time-based restricted stock units that vest by their terms prior to such date and thereafter as soon as administratively practicable after the vesting date of such RSUs and (ii) for any PSUs, as soon as reasonably practicable following the vesting date of such PSUs, but in no event later than the March 15th of the year following the year in which the performance period ends, as set forth in the applicable award agreement (or any earlier date, after vesting, as may be required to avoid characterization as non-qualified deferred compensation under Section 409A). Notwithstanding the foregoing and subject to Article 9, if the Separation Date occurs in one taxable year and the date that is 60 days following the Separation Date occurs in a second taxable year, to the extent required by Section 409A, such cash or shares shall not be delivered prior to the first day of the second taxable year.
(c)    For the avoidance of doubt, if an Eligible Employee does not execute a Separation Agreement within the period specified in Section 3.2 or if an Eligible Employee or Participant subsequently revokes or breaches an executed Separation Agreement, the Eligible Employee shall not become a Participant, shall not be entitled to any Severance Benefits, and neither the Company nor any of its Affiliates shall have any further obligations to the Eligible Employee under the Plan. To the extent such breach occurs after an Eligible Employee becomes a Participant, the payment of Severance Benefits shall immediately cease, and any Severance Benefits already paid shall be subject to clawback by the Administrator. Regardless of whether the Eligible Employee executes or revokes the Separation Agreement, the Eligible Employee is entitled to receive the Accrued Compensation.
4.4.    Voluntary Resignation; Termination for Death or Disability. If an Eligible Employee’s employment terminates for any reason other than a Qualifying Termination, then the Eligible Employee shall not be entitled to receive Severance Benefits under the Plan and shall be entitled only to receive his or her Accrued Compensation. Notwithstanding the foregoing, if an Eligible Employee’s employment terminates by reason of the Employee’s death or disability (for purposes of this sentence, as defined in Treas. Reg. §1.409A-3(i)(A)), all time-based restricted stock units that are outstanding and unvested on the Separation Date shall immediately become fully vested on the Separation Date. Except as described in this Section 4.4, neither the Company nor any of its Affiliates shall have any further obligations to the Eligible Employee under the Plan.
4.5.    Termination for Cause. If an Eligible Employee’s employment terminates on account of termination by the Company or an Affiliate for Cause, or if after a Qualifying Termination, circumstances that would have given rise to termination for Cause are discovered, the Eligible Employee shall not be entitled to receive Severance Benefits and shall be entitled only to receive his or her Accrued Compensation. Except as described in this Section 4.5, neither the Company nor any of its Affiliates shall have any further obligations to such Eligible Employee or Participant as applicable under the Plan. Nothing in the Plan shall limit the Company’s and Affiliates’ rights to damages and other remedies in the event of misconduct that constitutes Cause.
4.6.    Severance Benefits in the Event of Death of a Participant. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s Beneficiary within the time period provided for under Section 4.1 or 4.2, as applicable.
Article V. Section 4999 Excise Tax.
Anything in the Plan to the contrary notwithstanding, in the event that it shall be determined that any payment or benefit made or provided, or to be made or provided, by the Company or any of its Affiliates (or any successor thereto) to or for the benefit of a Participant, whether pursuant to the terms of the Plan, any other agreement, plan, program or arrangement of or with the Company or any of its Affiliates (or any successor thereto) or otherwise (any such payment or benefit, individually, the “Payment” and collectively, the “Payments”), will be subject to the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law (the “Excise Tax”), then such Participant shall be entitled to receive (a) the amount of such Payments, reduced such that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (b) the full Payments, whichever results in the greatest after-tax proceeds to the Participant. Any amount paid under this Article 5 shall be subject to normal federal, state and local tax withholding requirements. In the event that it is determined that the aggregate amount of the Payments will be reduced in accordance with this Article 5, the Payments shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Participant. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro-rata basis. All determinations to be made under this Article 5 shall be made by the nationally recognized independent public accounting firm or valuation firm selected by the Company in its reasonable discretion (“Accounting Firm”). Any such determination by the Accounting Firm shall be binding upon the Company, its Affiliates and the Participant. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Article 5 shall be borne solely by the Company or an Affiliate.
Article VI. Conditions to Receipt and Retention of Severance Benefits
Receipt and retention of Severance Benefits by an Eligible Employee is expressly conditioned upon the Eligible Employee’s continued compliance with all non-competition, non-solicitation and/or confidentiality obligations contained in any applicable agreement between the Eligible Employee and the Company and/or any of its Affiliates or their respective subsidiaries, both before and after becoming a Participant. In the event an Eligible Employee fails to comply with any of these conditions: (i) the Eligible Employee shall cease to be entitled to receive any Severance Benefits, (ii) the Eligible Employee shall return any Severance Benefits previously paid to or for him or her, and (iii) the Company shall be entitled to recover any such Severance Benefits not returned by the Eligible Employee.
6.1.    Non-Disparagement. Subject to the fourth sentence of Section 6.2, during an Eligible Employee’s employment with the Company or an Affiliate, and continuing after the Separation Date, an Eligible Employee shall not, directly or indirectly, by any manner or means, in public or in private, disparage orally or in writing the Company or its Affiliates’ business, management, products or services, and will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates.
6.2.    Confidentiality. Other than as required by applicable law or for the proper performance of his or her duties and responsibilities to the Company or any of its Affiliates during his or her employment with the Company or any of its Affiliates, no Eligible Employee shall disclose to any person or use any Confidential Information obtained by such individual incident to his or her employment or other association with the Company or any of its Affiliates. As of the Separation Date, Eligible Employees must return all such Confidential Information to the Company, materials that incorporate or reference such Confidential Information, and all copies thereof. The confidentiality condition under this Section 6.2 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Eligible Employee or any other person having an obligation of confidentiality to the Company or any of its Affiliates. Notwithstanding the foregoing, nothing in the Plan limits, restricts or in any other way affects an Eligible Employee’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires an Eligible Employee to provide prior notice to the Company of the same. An Eligible Employee cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, an Eligible Employee may be held liable if he or she unlawfully accesses trade secrets by unauthorized means.

Article VII. Withholding of Taxes; Funding
7.1.    Withholding of Taxes; Taxes. The Company and any Affiliate shall be entitled to withhold from any amounts payable under the Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes). Regardless of the amount withheld or reported, each Eligible Employee shall be solely responsible for the payment of all taxes that become due as a result of a payment or other rights (including imputed income) to the him or her under the Plan.
7.2.    Funding. The Plan shall be funded out of the general assets of the Company or an Affiliate as and when Severance Benefits are payable under the Plan. All Eligible Employees shall be solely general creditors of the Company and Affiliates.
Article VIII. Successors and Assignment
8.1.    Successors to the Company. The Company or an Affiliate will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or an Affiliate or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s or an Affiliate’s obligations under the Plan in the same manner and to the same extent that the Company or the Affiliate would be required to perform them if no such succession had taken place.
8.2.    Assignment by Eligible Employee or Participant. Except in the event of death, an Eligible Employee or Participant does not have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under the Plan, nor will any such rights or amounts payable under the Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event an Eligible Employee or Participant attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition will be null and void.
Article IX. Section 409A
9.1.    The Plan is intended to comply with the requirements of Section 409A, to the extent applicable, and the Plan shall be interpreted consistently with the intent to avoid any tax under Section 409A. For the avoidance of doubt, however, no provision of the Plan shall transfer liability for taxes under Section 409A from the Eligible Employee or Participant to the Company, any Affiliate, or any other person. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and the regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring any accelerated or additional tax under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such accelerated or additional tax will not be imposed, and vice versa. All payments to be made upon a separation, termination of employment, or similar event under the Plan may only be made upon a “separation from service” (as defined in Treas. Reg. §1.409A-l(h), after giving effect to the presumptions contained therein) to the extent required under Section 409A. For purposes of Section 409A, each payment made under the Plan shall be treated as a separate payment. In no event may an Eligible Employee or Participant, directly or indirectly, designate the calendar year of payment of any severance benefit payable hereunder.
9.2.    Reimbursements provided under the Plan, if any, shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during a limited period of time specified in the Plan;

(ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
9.3.    To the maximum extent permitted under Section 409A, the Severance Benefits payable under the Plan are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-l(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-l(b)(9)(iii). Any portion of the Severance Benefits that are payable under the Plan to a Participant during the six-month period following the Participant’s Separation Date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Section 409A shall hereinafter be referred to as the “Excess Amount”. If at the time of the Participant’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Section 409A) stock is publicly traded on an established securities market or otherwise and the Participant is a “specified employee” (as defined in Section 409A and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six-month period following the Participant’s Separation Date for six months following the Participant’s Separation Date. The delayed Excess Amount shall be paid in a lump sum to the Participant within 10 days following the date that is six months following the Participant’s Separation Date and any remaining installments shall continue to be paid to the Participant in accordance with the original schedule provided herein. If the Participant dies during such six-month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A, such Excess Amount shall be paid to the personal representative of the Participant’s Beneficiary within 60 days after the Participant’s death.
Article X. Claims Procedures
10.1.    Claims.
    (a)    Any request or claim for benefits under the Plan shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Administrator.
    (b)    The Administrator, or its designee, shall advise the claimant, or such claimant’s representative, in writing or in electronic form, of its decision within 90 days of receipt of the claim for Severance Benefits under the Plan, unless special circumstances require an extension of such 90-day period for not more than an additional 90 days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial 90-day period, which notice shall set forth the reasons for the delay and the date the Administrator expects to render its decision.
    (c)    The Administrator’s response to a claim shall (i) be in writing or in electronic form; and (ii) in the case of an adverse benefit determination: (A) set forth the reason(s) for the denial of benefits; (B) contain references to Plan provisions on which the denial is based; (C) describe the additional material and information, if any, necessary for the claim for benefits to be perfected and an explanation of why such material or information is necessary; and (D) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

10.2.    Appeals.
(a)    If the claimant or the claimant’s authorized representative fails to appeal the Administrator’s adverse benefit determination, in writing, within 60 days after its receipt by the claimant, the Administrator’s determination shall become final and conclusive.
(b)    If the claimant or the claimant’s authorized representative appeals the Administrator’s adverse benefit determination in a timely fashion, the Administrator shall reexamine all issues relevant to the original denial of benefits. Any such claimant or his or her duly authorized representative may review any relevant documents, records and other information, free of charge, including documents and records that were relied upon in making the benefit determination, documents submitted, considered or generated in the course of making the benefit determination (even if such documents were not relied upon in making the benefit determination), and documents that demonstrate compliance, in making the benefit determination, with the Plan’s required administrative processes and safeguards. In addition, the claimant or his or her duly authorized representative may submit written comments, documents, records and other information relating to such claim for benefits. In the course of the review, the Administrator shall take into account all comments, documents, records and other information submitted by the claimant or his or her duly authorized representative relating to such claim, regardless of whether it was submitted or considered as part of the initial benefit determination.
(c)    The Administrator shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within 60 days of receipt of the written appeal, unless special circumstances require an extension of such 60-day period for not more than an additional 60 days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial 60-day period, which notice shall set forth the reasons for the delay and the date the Administrator expects to render its decision. If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Administrator’s period for responding to such claim shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information. In the event of an adverse benefit determination on appeal, the Administrator shall advise the claimant, in a manner calculated to be understood by the claimant of: (i) the reason(s) for the adverse benefit determination; (ii) the Plan provisions on which the decision was based; (iii) the claimant’s right to receive, upon request and free of charge, and have reasonable access to, copies of all documents, records and other information relevant to such claim; and (iv) a statement describing any voluntary appeals procedures offered by the Plan, the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
10.3.    Exhaustion. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written claim for benefits in accordance with the procedures described by (a) above, (ii) has been notified by the Administrator that the claim is denied, (iii) has filed a written request for a review of the claim in accordance with the appeal procedure described in Section 10.2, and (iv) has been notified that the Administrator has denied the appeal. Notwithstanding the foregoing, if the Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Article 10, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA. In no event may any legal proceeding regarding entitlement to benefits or any aspect of benefits under the Plan be commenced later than the earlier of: (i) one year after the date on which the claimant receives a decision from the Administrator regarding his or her appeal; and (ii) the date otherwise prescribed by applicable law.

Article XI. Administration
    The Administrator will be the administrator and the named fiduciary of the Plan for purposes of ERISA. The Administrator will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan and to resolve disputed issues of fact. The Administrator will have the sole authority to make determinations regarding eligibility for benefits. The decisions of the Administrator in all matters relating to the Plan that are within the scope of its authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.
Article XII. Miscellaneous
12.1.    Employment Status. Except as may be provided under any other agreement between an Eligible Employee and the Company or an Affiliate, all employment with the Company and its Affiliates is “at will” and may be terminated by either the Eligible Employee or the Company or an Affiliate at any time, subject to applicable law. Nothing contained herein shall constitute an employment contract or guarantee of employment or confer any other rights except as set forth herein. Nothing in the Plan will be construed to create any right to employment or re-employment with the Company.
12.2.    Other Payments. Except as otherwise provided in the Plan, no Eligible Employee shall be entitled to any cash payments or other Severance Benefits under any of the Company’s or any Affiliate’s then current severance pay policies or under any individual employment, severance or similar agreement for a termination that is covered by the Plan for the Eligible Employee. Except as otherwise provided in the Plan, acceptance of benefits under the Plan constitutes a waiver of any other separation or Severance Benefits from the Company, including without limitation any separation or Severance Benefits offered under a Participant’s employment agreement or offer letter. In the event a Participant receives a judgment for or relating to any other separation benefits from the Company, the amounts paid out under the Plan will be reduced by such judgment.
12.3.    Overpayments. If a Participant receives payments in excess of the amounts specified in Article 4, the Company, it its sole discretion, may elect to deduct such overpayments from any future payments to the Participant. If all payments have been made to the Participant, the Participant will be obligated to repay any overpayments upon demand from the Company.
12.4.    Conflicts. The Plan document is the sole authority for any disputes regarding the Plan. In the event there is any conflict between the terms of the Plan and any other document or oral statements describing the terms of the Plan, the Plan document will control.
12.5.    No Oral Promises. No person has the authority to modify or waive or vary the terms of the Plan. No oral promise of benefits or payments under or relating to the Plan will create a right in favor of any employee or impose any obligation on the Company or the Plan. Any interpretation of the Plan or obligation under or relating to the Plan must be in writing and signed by the Administrator or its designee to be binding.
12.6.    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
12.7.    Amendment or Termination. The Board or the Committee may, in their sole discretion, amend or terminate the Plan, in whole or in part, at any time and for any reason or no reason without the consent of Participants; provided, that the Plan may not be amended or terminated during the period commencing on the Change in Control and ending on the 12-month anniversary of such Change in Control, except for amendments that are required to comply with any changes in applicable law, and provided further that no amendment to the Plan may discontinue or change any payments to a Participant who has entered into an effective Separation Agreement under the Plan prior to the effective date of the amendment or termination of the Plan. If the Plan is terminated, no Severance Benefits will be payable under the Plan to any Eligible Employee who has not entered into an effective Separation Agreement under the Plan prior to the effective date of such termination. For the avoidance of doubt, any Separation Agreement that took effect prior to the date the Plan is amended or terminated shall remain in full force and effect in accordance with its terms.
12.8.    Governing Law. To the extent not preempted by the laws of the United States, the Plan shall be construed and enforced under and be governed in all respects by the laws of the State of New Mexico, without regard to the conflict of laws principles thereof. The sole and exclusive jurisdiction for any dispute or claim arising from this Agreement shall be the United States Federal District Court for the District of New Mexico.
12.9.    Headings. The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of provisions hereof.
12.10.    Incompetency. In the event that the Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan.